Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 24, 2019 with respect to the balance sheets of HyperSciences, Inc. as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ deficit and cash flows, and the related notes to the financial statements for the years then ended, which report is included in the annual report on Form 1-K dated on or about April 29, 2019

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

April 29, 2019